UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2022

AMERICAN SHARED HOSPITAL SERVICES
(Exact Name of Registrant as Specified in Its Charter)

California	1-08789	94-2918118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Montgomery Street, Suite 1112 San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 788-5300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Shared Hospital Services Common Stock, No Par Value	AMS	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 24, 2022, American Shared Hospital Services (the “Company”) issued a press release announcing its financial results for the fourth quarter and year end 2021. The full text of the press release is furnished as Exhibit 99.1 to this report. The Company does not intend for this exhibit to be incorporated by reference into future filings under the Securities Exchange Act of 1934.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2022, Ernest A. Bates, M.D was appointed as a member of the Board of Directors (the “Board”) of the Company, effective March 22, 2022.

Dr. Ernest A. Bates, the founder of the Company, provided consulting services to the Company pursuant to a consulting agreement from December 2021 until March 2022. He previously served as Chairman of the Board since the incorporation of the Company until December 2021. Dr. Bates also served as Chief Executive Officer of the Company from the Company’s inception until May 4, 2020 and served as the Company’s Executive Chairman from May 4, 2020 through December 31, 2020. He is a member of several professional medical societies including several in his specialty. He is an Emeritus member of the Board of Trustees at Johns Hopkins University and the University of Rochester. Dr. Bates is a member of the Board of Overseers at UCSF School of Nursing and a former member of the Board of Trustees at UCSF Foundation and the California Higher Education Business Forum. In 1997, Dr. Bates was appointed by the California Senate to serve as a member of the California High-Speed Rail Authority. Appointed by the Governor, Dr. Bates served as a member of the Board of Governors of California Community Colleges, the District 4 Medical Quality Review Committee, and the Professional Advisory Committee at the University of California Medical Centers where he was appointed by the Speaker of the Assembly. Dr. Bates previously served on the Magistrate Judge Merit Selection Panel. In 2000, Dr. Bates received the prestigious Kjakan Award for his contribution to the spirit of entrepreneurial capitalism. Dr. Bates founded American Shared Hospital Services in 1977. Dr. Bates received his BA from Johns Hopkins University in 1958 and his MD degree from the University of Rochester School of Medicine in 1962. Dr. Bates completed a surgery internship at the Albert Einstein College of Medicine, Bronx Municipal Hospital Center in 1962. He has written chapters in the publication Textbook on Experimental Brain Tumors and Black Related Diseases. Dr. Bates completed his Neurosurgery residence at the University of California Medical Center, San Francisco in 1971. Dr. Bates is the father of Ernest R. Bates, the Company’s Senior Vice President of Sales and Business Development and International Operations.

Dr. Bates, in accordance with the Company’s policy, will receive an annual retainer of $50,000. The consulting agreement entered into between the Company and Dr. Bates in December 2021 pursuant to which Dr. Bates was compensated at an annual rate of $50,000 was terminated effective March 22, 2022. Dr. Bates will not serve on any committees of the Board immediately following his appointment.

On March 22, 2022, Saim Mert Ozyurek resigned from the Board, effective March 22, 2022. The resignation of Mr. Ozyurek was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Earnings Press Release dated March 24, 2022.

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

The information in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other documents or reports with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SHARED HOSPITAL SERVICES
(Registrant)

Dated: March 24, 2022	/s/ Raymond C. Stachowiak
By: Raymond C. Stachowiak
Title: Chief Executive Officer